UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2013
Date of Report (Date of earliest event reported)

PASSPORT POTASH INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-54751	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 - 1199 West Pender Street Vancouver, BC, Canada	V6E 2R1
(Address of principal executive offices)	(Zip Code)

(604) 687-0300
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 3, 2013, the board of directors of Passport Potash Inc. (the "Company"), pursuant to written unanimous consent, appointed Michael X. Schlumpberger as the Chief Operating Officer of the Company.

Mr. Michael Schlumpberger (age 49) is a mining engineer with 27 years of experience in the mining industry, with over 21 years with The Potash Corporation of Saskatchewan Inc. ("PotashCorp"). From January 2011 to June 2013, Mr. Schlumpberger was the Operations Manager for PotashCorp (TSX and NYSE: POT) where he lead a team responsible for the production of ammonia and all downstream products, which included not only manufacturing, but also packaging and loading (rail and truck) as well as safety and environmental compliance. From 2005 to 2008, Mr. Schlumpberger was the Mine General Superintendent of PotashCorp where he was responsible for all aspects of the underground mining and hoisting for +8 million tonne per year potash mine and oversaw an expansion and upgrade to increase production by approximately 50%, including hoisting, while in normal production. As the Mine General Superintendent, he was also accountable for productivity, process and reliability improvements, budgeting, capital replacement program, environmental compliance and safety. Mr. Schlumpberger received his Bachelors of Science (Mining Engineering) in December of 1985 from the University of Missouri - Rolla (Missouri School of Mines). Mr. Schlumpberger is a professional engineer and a founding registered member of the Society for Mining, Metallurgy and Exploration.

There are no family relationships between Mr. Schlumpberger and any other director or officer of the Company.

Consulting Agreement

On June 3, 2013, the board of directors of the Company, pursuant to written unanimous consent, authorized the execution of a consulting agreement between the Company and Schlumpberger Inc., of which Mr. Schlumpberger is the president, dated June 3, 2013 (the "Consulting Agreement"). In accordance with the terms and provisions of the Consulting Agreement: (i) the Company has retained Schlumpberger Inc. (the "Consultant") in the capacity of Chief Operating Officer Consultant pursuant to which Mr. Schlumpberger will provide the services of acting as the Chief Operating Officer of the Company; (ii) the Consultant will have the responsibilities and authority customary for a Chief Operating Officer of a mining company comparable to the Company in the United States or Canada and other services as may be agreed to in writing by the Company and the Consultant from time to time; (iii) the Consulting Agreement is not for a specified period and may by terminated with or without cause and with or without notice by the Consultant or the Company for any reason; (iv) the Company shall pay the Consultant a monthly fee of $15,000; (v) the Company shall promptly reimburse the Consultant for all pre-approved expenses incurred in the performance of its duties; (vi) the Company agrees to grant 500,000 stock options to the Consultant; (vii) an annual bonus payable to the Consultant for each full fiscal year will be determined by the Company's Compensation Committee (or board of directors if there is no such committee); (viii) the Consultant shall be entitled to four weeks of vacation per fiscal year; (ix) the Consultant shall be eligible to participate in all future pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its executives; and (x) the Company will reimburse the Consultant for education and professional development expenses related to courses or programs in the natural resources section up to $10,000 per calendar year.

As a result of the change set forth above, the Company's current directors and executive officers are as follows:

Name	Position
Joshua Bleak	President, Chief Executive Officer and Director
Laara Shaffer	Chief Financial Officer, Corporate Secretary and Director
John Eckersley	Executive Vice President and Director
Michael Schlumpberger	Chief Operating Officer
David J. Salisbury	Chairman of the Board and Director
Ali Rahimtula	Director
Dennis Ickes	Director
Jerry Aiken	Director

SECTION 8 - OTHER EVENTS

Item 8.01       Other Events.

On June 6, 2013, the Company issued a news release announcing the hiring of Mr. Schlumpberger as the Chief Operating Officer of the Company.

A copy of the press release is attached as Exhibit 99.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01        Financial Statements and Exhibits

(a)       Financial Statements of Business Acquired

Not applicable.

(b)       Pro forma Financial Information

Not applicable.

(c)       Shell Company Transaction

Not applicable.

(d)       Exhibits
Exhibit	Description
99.1	Press Release dated June 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSPORT POTASH INC.
Date: June 7, 2013	/s/ Laara Shaffer Name: Laara Shaffer Title: Chief Financial Officer and a director

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